Exhibit 99.1

TORCH ENERGY ADVISORS INCORPORATED

AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF

TORCH ENERGY ADVISORS INCORPORATED

The following should be read in conjunction with the consolidated financial statements, and the related notes thereto, of Torch Energy Advisors Incorporated and Subsidiaries (the “Company”).

DISCUSSION OF YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

During 2003 and 2002, the Company reduced the scope of its operations and its services provided to the energy industry through reductions of its work force and through the sale of individual assets and businesses. As discussed in more detail below, many of the services previously provided by the Company are currently no longer provided and, if provided, are provided at significantly reduced levels than in previous years.

Revenues

The Company’s service activities, which included accounting and finance, oil and gas operations and engineering, hydrocarbon marketing, acquisitions and divestitures, and various administrative services, accounted for 23% of revenues in 2003. The sale of Novistar Inc. (“Novistar”) and other businesses, and the reduction of our workforce during 2003 and 2002, significantly reduced our service fee revenue in 2003. Revenues for such service activities are received under various outsourcing and management contracts and are classified primarily as Service Fees or Operating Fees. Service Fees include payments for management and administrative services, fees for providing drilling rig crew services to third parties, certain hydrocarbon marketing activities, and consulting services. The Company also receives fees related to oil and gas field operations, which it classifies as Operating Fees. Operating Fees are a combination of fees paid by clients and reimbursements received from working interest owners customarily paid to the operator of oil and gas properties.

The Company’s contracts for outsourcing and management services differ from contract to contract in how the Company is paid for its services. For certain contracts, revenues are derived from a combination of fixed and variable fees related to the activities performed. As such, Service Fees may fluctuate from year to year based on the level of activity of the Company’s clients and in particular the number and complexity of the clients’ oil and gas properties.

Service Fees were $21.3 million in 2003, down 66.5% from $63.6 million in 2002 primarily due to the sale of Novistar and the cancellation of several contracts during 2003. Service Fees were $63.6 million in 2002, down 36.1% from $99.6 million in 2001 primarily due to the cancellation of several contracts during 2002. Included in the 2002 service fees is $3.2 million in termination fees paid as a result of customers terminating service contracts.

Operating fees totaled $.5 million, down 68.8% from $1.6 million in 2002 primarily due to the cancellation of a contract. Operating fees totaled $1.6 million in 2002, down 15.8% from $1.9 million in 2001.

The Company’s principal oil and gas properties relate to the 2001 purchase of oil and gas properties in Louisiana and Texas by Milam Energy L.P. (“Milam”), a wholly-owned partnership. The Company also holds other interests in gas fields in Texas and Louisiana. Oil and gas revenues for 2003 were $9.7 million, down 29.2% from $13.7 million in 2002. This decrease is primarily due to the January 2003 sale of coal-seam gas production payment properties located in Alabama, which were obtained in conjunction with the Management Buyout in September 1996. Oil and gas revenues for 2002 were $13.7 million,

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TORCH ENERGY ADVISORS INCORPORATED

AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF

TORCH ENERGY ADVISORS INCORPORATED

down 36.6% from $21.6 million in 2001. This decrease is primarily due to the sale of certain oil and gas properties at the end of 2001; partially offset by a full year of production from the Milam oil and gas properties in 2002.

Hedging activities mainly consist of financial swap contracts entered into for the purpose of hedging the impact of market fluctuations on production. Hedging activity was a loss of $1.3 million in 2003, down from a gain of $2.0 million in 2002. Hedging activity was a gain of $2.0 million in 2002, down 50% from a gain of $4.0 million in 2001.

From time to time, the Company has sold interests in various oil and gas properties, securities, and other assets. In January 2003, the Company sold its assets in a coal bed methane field in Alabama for $43 million in cash, resulting in a gain of approximately $41 million. During the year ended December 31, 2003, the Company sold pieces of art to third parties for a total of $1,057,000, generating a gain of $68,000. In December 2003, Torch Energy Finance Company (“TEFC”) and the Company sold Torch Energy Finance Fund LPI (“TEFF”) to a third party for $325,000 plus the assumption of a credit facility (see Note 14 of the Notes to Consolidated Financial Statements), resulting in a gain of $17,487,000. In October 2002, the Company sold its interest in The Procurement Center (“TPC”) for $3.45 million and 58,231 shares of Resources Connection, Inc. (“RCI”), valued at $798,000, resulting in a gain of $3.45 million. In addition, the Company received a contingent payment of $197,000 in March 2003 based on total revenues of the parent company of RCI for the year ended December 31, 2002. In December 2003, the Company sold 58,231 RCI shares for $1,609,000, resulting in a gain of $811,000. In 2001, the Company sold its interest in certain oil and gas properties to third parties for a total of $4.9 million, generating a gain of $3.9 million. In May 2001, the Company sold its interest in Southern Missouri Gas Company, L.P. (“SMGC”) to the general partner of SMGC and paid $2 million in cash and entered into a note for $3 million. As a result of this transaction, the Company recorded a loss of $5 million. In December 2001, the Company sold 150,000 Mission Resources Corporation (“Mission”) common shares for $337,000 resulting in a loss of $919,000.

Expenses

The Company includes in cost of services all of the personnel costs of providing services to its clients pursuant to its outsourcing agreements. The level of expense recorded by the Company from year to year is subject to variability related to client activity level. Cost of services totaled $15.9 million, $48.6 million and $84.4 million in 2003, 2002 and 2001, respectively. The decrease in both years is due to the cancellation of several contracts in 2003 and 2002 and the sale of Novistar at the end of 2002.

General and administrative expenses totaled $13.4 million, $18.3 million and $30.7 in 2003, 2002 and 2001, respectively. The 27% and 40% reduction in general and administrative costs in 2003 and 2002, respectively, is directly related to the sale of Novistar and the reduction of outsourcing services and activities of the Company, which was primarily responsible for a significant reduction in administrative infrastructure required by the Company.

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TORCH ENERGY ADVISORS INCORPORATED

AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF

TORCH ENERGY ADVISORS INCORPORATED

Oil and gas operating expenses for 2003 totaled $4.6 million, down 50.0% from $9.2 million in 2002 due to the January 2003 sale of coal-seam gas production payment properties located in Alabama. Oil and gas operating expenses for 2002 totaled $9.2 million, down 14.0% from $10.7 million in 2001 due to lower operating costs related to the coal-seam gas fields and the sale of certain oil and gas properties at the end of 2001, partially offset by a full year of oil and gas operating expenses associated with the Milam oil and gas operations in 2002. The Company’s average oil and gas operating expenses per Mcfe was $2.25, $1.81 and $2.06 in 2003, 2002 and 2001, respectively.

Interest expense for 2003 totaled $5.4 million, down 28.9% from $7.6 million in 2002 due to the sale of Novistar and paying off the Novistar line of credit in January 2003. Interest expense remained at $7.6 million from 2001 to 2002. In 2002 there was an increase in Milam interest expense due to a full year of interest expense being included. This increase was offset by a decrease in the outstanding debt on TEFF.

Consistent with TEFF’s notes payable terms, the Company recorded an impairment of the TEFF notes receivable balance during 2001 of $6.1 million.

Minority Interests

On February 18, 2000, Novistar acquired from Oracle the Oracle Energy Upstream business, which specializes in licensing, support and implementation of application software, including related consulting services. As part of the purchase price, Oracle received a 21.12% interest in Novistar (see Note 11 of the Notes to the Consolidated Financial Statements). In February 2001, Novistar purchased software from Accenture in exchange for a 1.7% interest in Novistar. On December 31, 2002, Novistar merged with Paradigm Technologies, a Petroleum Place company, that provides software solutions and technology services for the energy industry, to create P2 Energy Solutions (“P2ES”). As a result of the merger, the Company acquired the interests of all historic shareholders and received a 40% ownership interest in P2ES, resulting in the Company changing the accounting method for its investment in Novistar to the equity method. For the year ended December 31, 2002, Novistar is consolidated in the Company’s Statement of Operations with Oracle’s and Accenture’s combined interests reflected as minority interest, but Novistar’s balance sheet at December 31, 2002 is no longer consolidated. An equity investment is recorded for the Company’s investment in P2ES. On December 20, 2003, P2ES merged with a third party, resulting in a decrease in the Company’s interest in P2ES to 21.15%.

Equity in Earnings of Affiliates and Investees

The Company recorded an equity loss of $3.1 million for the year ended December 31, 2003 and equity earnings of $249,000 and $336,000 for the years ended December 31, 2002 and 2001, respectively. The equity loss in 2003 represents the Company’s loss in P2ES.

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TORCH ENERGY ADVISORS INCORPORATED

AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF

TORCH ENERGY ADVISORS INCORPORATED

Net Income

The foregoing activities resulted in the following net income (loss) (amounts in thousands):

	2003	2002	2001
Income (loss) before minority interest, income taxes, extraordinary gain on extinguishment of debt and cumulative effect of change in accounting principle	$46,885	$(7,822)	$(31,427)
Net income (loss)	$46,720	$993	$(26,618)

LIQUIDITY AND CAPITAL RESOURCES

Net cash used in operating activities was $10.5 million for the year ended December 31, 2003. Net cash provided by operating activities was $448,000 for the year ended December 31, 2002. Net cash used in operating activities was $2.2 million for the year ended December 31, 2001. The Company spent $1.1 million, $2.9 million, and $7.4 million on investments in property and equipment in 2003, 2002, and 2001, respectively. During 2003, the Company sold its interest in coal-seam gas production payment properties located in Alabama generating $43 million in cash. During 2002, the Company sold its interest in TPC generating $3.5 million in cash. During 2001, the Company sold its interest in certain oil and gas properties to third parties generating $4.9 million in cash (see Note 11 of the Notes to Consolidated Financial Statements).

Financing Activities

On November 9, 2000, Novistar entered into a credit facility (the “Novistar Facility”) with a bank. The Novistar Facility provided a short-term loan of $17.0 million and a revolving line of credit of up to $3.0 million. The Novistar Facility had an interest rate of LIBOR plus 1.5% if less than $10.0 million was outstanding and an interest rate of LIBOR plus 1.875% if the outstanding balance exceeded $10.0 million. The short-term loan under the Novistar Facility matured on November 7, 2001, and the revolving line of credit matured on March 31, 2002. The Novistar Facility was secured by a pledge of substantially all of the assets of Novistar. In July 2001, Novistar used its $30 million revolving promissory note with TEAI to pay off the $17 million loan. Additionally, TEAI had guaranteed the outstanding balance of the revolving line of credit. At December 31, 2002, due to the merger of Novistar with Paradigm Technologies (see Note 11 of the Notes to Consolidated Financial Statements), the revolving line of credit is not on the Company’s books as Novistar’s balance sheet is no longer consolidated. Until April 14, 2003, the Company maintained a compensating balance of $3 million as collateral for the Novistar revolving line of credit.

On August 31, 1999, the Company entered into a $50 million credit facility (the “Credit Facility”) with a bank. Interest accrued on indebtedness, at the Company’s option, at the bank’s prime rate plus .25% or the LIBOR rate. The Credit Facility had a March 1, 2003 maturity date and contained, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. Certain oil and gas properties secured the Credit Facility. At December 31, 2002, there was $18.7 million outstanding under the Credit Facility. In January 2003, the outstanding balance under the Credit Facility was paid in full (see Note 11 of the Notes to Consolidated Financial Statements).

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TORCH ENERGY ADVISORS INCORPORATED

AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF

TORCH ENERGY ADVISORS INCORPORATED

On July 16, 1997, TEFF entered into a $90 million Credit Facility (the “TEFF Facility”) with a bank. Until March 9, 2000, ordinary interest was accrued on indebtedness, at TEFF’s option, at the bank’s prime rate plus 0.5% or LIBOR plus 2.0% if the loans outstanding are less than or equal to the portfolio base; and at the bank’s prime rate plus 5.5% or LIBOR plus 7.0% of the portion of loans outstanding in excess of the portfolio base. Principal and interest on the loan were repaid from cash flow from TEFF’s underlying investments. The TEFF Facility contained, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. All security in the investments currently owned by TEFF or hereafter acquired and proceeds thereof secured the TEFF Facility, which originally matured on December 31, 2003. Effective March 9, 2000, TEFF amended the TEFF Facility with a bank. The amendment changed the maturity date to June 30, 2000. As a result, no additional debt could be drawn on the TEFF Facility. As the underlying investments were sold, the proceeds were used to reduce the outstanding principal balance of the loan. In addition, the amendment changed the interest rate to the bank’s prime rate (4.0% December 31, 2003) plus 1% or LIBOR (1.5% at December 31, 2003) plus 4% regardless of the portfolio base ($0 at December 31, 2003) and changed the allocation of gross sales proceeds between debt repayment and funds available for distribution in the event of a sale of TEFF’s investments. On December 31, 2003, TEFC and the Company sold TEFF to a third party (see Note 6 of the Notes to Consolidated Financial Statements). At December 31, 2003 and 2002, the outstanding balances under the TEFF Facility were $0 and $13.6 million, respectively, at a weighted-average interest rate of 5.1% and 5.7%, respectively. The maturity of the debt, based on the March 9, 2000 amendment, was June 30, 2000. As a result, TEFF was in default and the entire amount of the TEFF Facility was presented as current in the consolidated financial statements of the Company at December 31, 2002.

On April 21, 2000, Torch Energy TM, Inc. (“TETM”) entered into a credit agreement with a bank to consider providing certain loans to, and issue certain letters of credit for, the account of TETM on an uncommitted basis in an aggregate principal amount not to exceed $35 million. Loans and letters of credit were issued under either the borrowing base sub-line; the uncommitted line of credit for the purpose of (a) funding payments to suppliers of product, (b) providing for letters of credit to secure suppliers of product, and (c) funding payments due to the Bank under the overdraft line or any swap contract; or the transactional sub-line, the uncommitted and discretionary transactional line of credit solely for the purpose of providing letters of credit to finance TETM’s purchase of product for resale. Interest accrued on letters of credit at a floating rate per annum equal to the base rate (the higher of 0.50% per annum above the latest Federal Funds Rate or the prime rate) plus 0.50% for two business days and, thereafter, at a floating rate per annum equal to the base rate plus 3% per annum. Collateral for the credit agreement consisted of all assets of TETM. The credit agreement on letters of credit issued under the borrowing base sub-line matured in November 2001 and for letters of credit issued under the transactional sub-line matured in February 2002.

On September 30, 1996, the Company recorded Torch Acquisition Company’s (“TAC’s”) $25.5 million Senior Subordinated Note (the “Note”) payable to Torchmark as part of the purchase price for the Management Buyout. The principal of the Note is due and payable on September 30, 2004, and it accrues interest at 9% per annum. During 2003, 2002 and 2001, the Note was reduced by $914,000, $500,000 and $1 million, respectively, in connection with the settlement of litigation involving the Predecessor, Torchmark, and a third party. As of December 31, 2003, the outstanding balance is $23.1 million. As of December 31, 2003, there is insufficient working capital to satisfy this obligation, and there is uncertainty that the Company will be able to satisfy this obligation when the amount is due. The Company is currently in the discovery stage of litigation with Torchmark relating to amounts due to the Company from Torchmark that may ultimately impact the final amount to be paid in the settlement of the Senior Subordinated Note. The resolution of the current dispute with Torchmark is uncertain at this time (see Note 2 of the Notes to Consolidated Financial Statements).

On February 18, 2000, Novistar executed a $10.0 million Senior Subordinated Note payable to Oracle. The note accrued interest at 9% from February 18, 2000 to February 17, 2001; 10% from February 18, 2001 to February 17, 2002; 12% from February 18, 2002 to February 17, 2003; 15%

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TORCH ENERGY ADVISORS INCORPORATED

AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF

TORCH ENERGY ADVISORS INCORPORATED

from February 18, 2003 to February 17, 2004; and 17% from February 18, 2004 to February 17, 2005. Interest was payable quarterly in arrears beginning on May 17, 2000. The note was due upon the earlier of: (a) February 18, 2005, or (b) upon a Major Event. A Major Event constitutes: (a) an initial public offering of Novistar, (b) a sale of all or substantially all of the assets of Novistar, or (c) any transaction or series of related transactions, including, without limitation, any reorganization, merger, or consolidation that results in the transfer of 50% or more of the outstanding voting power of Novistar. On December 31, 2002, Novistar paid $3.2 million to Oracle to buy-out the $10 million Senior Subordinated Note payable and interest payable of $1.1 million resulting in an extraordinary gain of $7.9 million for the year ended December 31, 2002 (see Note 11 of the Notes to Consolidated Financial Statements). Interest expense of $1.2 million and $988,000 related to this Note Payable is reflected in the accompanying Statement of Operations for the years ended December 31, 2002 and 2001, respectively.

On May 17, 2001, Milam entered into an $18 million Promissory Note with a third party, which increased to $22 million on November 18, 2003. Interest accrues on the indebtedness at the sum of seven percent (7.0%) plus the three month London Inter Bank Offer Rate (“LIBOR”) plus a three percent (3.0%) default rate (11.2% at December 31, 2003). Monthly principal and interest payments are due based on cash flows from certain oil and gas properties. The promissory note has a June 8, 2004 maturity date and contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions. Recourse for the note is limited to Milam, as borrower, and the note is secured by all of Milam’s oil and gas properties. As of December 31, 2003 and 2002, the entire balance under the note is shown as current in the Company’s consolidated financial statements due to financial covenant violations. At December 31, 2003 and 2002, the outstanding balance under the promissory note was $19.4 million and $17.6 million and the weighted-average interest rate was 12.0% and 10.2%, respectively.

In connection with the sale of SMGC, the Company agreed to pay the general partner $2 million on May 1, 2002 and $1 million December 31, 2002. The Company paid $1 million in May 2002, $1 million in December 2002, and extended the maturity of the note for the remaining $1 million that was due in May 2002 and extended to May 1, 2003. Principal plus interest was paid at the prime rate plus 7% per annum. In March 2003, the SMGC note plus interest was paid in full.

In connection with the purchase of certain assets including rigs and real property in January 2002 (see Note 11 of the Notes to Consolidated Financial Statements), the Company entered into a note for $3,175,000 payable to the seller (“Grayson Note”). Principal payments on the note plus interest on the unpaid principal balance are due monthly and the note matures in February 2007. Interest accrues at the prime rate adjusted at the beginning of each quarter for increases or decreases during the previous quarter (4.0% at December 31, 2003). At December 31, 2003 and 2002, the outstanding principal balance on the Grayson Note is $1.9 million and $2.6 million, respectively.

In connection with the termination of certain former employees, the Company entered into notes for options previously granted (“Option Notes”). The terms of the notes vary from between 5 and 10 years commencing on the date of termination and interest accrues at the prime rate. At December 31, 2003 and 2002, the outstanding principal balance on the Option Notes is $1.9 million and $2.3 million, respectively.

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TORCH ENERGY ADVISORS INCORPORATED

AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF

TORCH ENERGY ADVISORS INCORPORATED

The following table lists contractual obligations of the Company by due date or expiration date:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long Term Debt	$47,296	$44,119	$2,114	$586	$477
Operating Leases	4,304	1,037	1,171	1,027	1,069
Other Long Term Obligations	1,785	1,020	765	—	—

Total Contractual Cash Obligations	$53,385	$46,176	$4,050	$1,613	$1,546

There are no other commercial commitments at December 31, 2003.

Of the debt with a maturity less than one year, $19.4 million relates to obligations of Milam which is solely secured by all of Milam’s oil and gas.

Financial Risk Mangement

The Company, through its subsidiaries previously offered price risk management services to energy-related businesses (natural gas and crude oil) through a variety of financial and other instruments including forward contracts involving physical delivery of an energy commodity, swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for the commodity, options contracts requiring payments to (or receipt of payments from) counterparties based on the difference between the options’ strike and market prices for the commodity and other contractual arrangements. Effective January 1, 1999, the Company adopted mark-to-market accounting for contracts related to its price risk management service contracts in accordance with the provisions of the Financial Accounting Standard Board’s Emerging Issues Task Force Issue No.98-10 (“EITF 98-10”), Accounting for Energy Trading and Risk Management Activities.

In addition, the Company has market risk exposure in the pricing applicable to its oil and gas production. The Company enters into financial derivative contracts for the purpose of hedging the impact of market fluctuations on its contractual commitments and forecasted transactions related to its oil and gas production. On January 1, 2001, the Company adopted the provisions of the Statement of Financial Accounting Standards No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities, for the accounting of its hedge transactions.

In previous years, when there was significant trading and marketing activity, in order to mitigate the risk associated with its financial and other instruments, the Company monitored and managed the inherent market risks through a variety of techniques including periodic reporting of the portfolio’s value to senior management. The Company attempted to balance its contractual portfolio in terms of notional amounts and the timing of performance and delivery obligations. However, net unbalanced positions could have existed or have been established based upon assessment of anticipated market movements. The Company maintains only a few open positions as of December 31, 2003.

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TORCH ENERGY ADVISORS INCORPORATED

AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF

TORCH ENERGY ADVISORS INCORPORATED

The counterparties to these contractual arrangements are limited to the major financial institutions and other established companies in the petroleum industry. Although the Company is exposed to credit loss in the event of nonperformance by these counterparties, this exposure is managed through credit approvals, limits and monitoring procedures, and limits to the period over which unpaid balances are allowed to accumulate. The Company has not experienced nonperformance by counterparties to these contracts, and no material loss would be expected from any such nonperformance. During 2003 and 2002, the risk Management activities of the Company decreased substantially which has significantly reduced the potential for credit exposure.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk that the value of the contractual portfolio will change, either favorably or unfavorably, in response to changes in prices. The Company’s major market risk is commodity price risk related to natural gas and crude oil price risk management services and its oil and gas production. Historically, market prices for oil and gas production and related financial derivative contracts have been volatile and unpredictable. Pricing volatility is expected to continue.

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TORCH ENERGY ADVISORS INCORPORATED

AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF

TORCH ENERGY ADVISORS INCORPORATED

The Company has elected to present the quantitative disclosures relative to market risk for option contracts in tabular form and all other financial derivative contracts using a sensitivity analysis.

The following tables present the notional amounts, the weighted average strike price, and the fair values by expected maturity dates for option contracts related to price risk management activities during the years ended December 31, 2003 and 2002 (amounts in thousands).

	December 31, 2003
	Contract Volumes	Weighted Average Price	Maturity	Fair Value
Natural Gas Options
Held	.9 bcf	$4.95	2004	$409

	December 31, 2002
	Contract Volumes	Weighted Average Price	Maturity	Fair Value
Natural Gas Options
Held	.1 bcf	$3.50	2003	$—

Written	.1 bcf	$3.50	2003	$—

Crude Oil Options
Held	.1 million bbls	$20.00	2002	$—

Written	.1 million bbls	$20.00	2003	$—

The following tables present the hypothetical changes in fair values of outstanding swap agreements at December 31, 2003 and 2002 based on a 10% favorable and adverse change in quoted market prices (amounts in thousands).

	December 31, 2003
	Fair Value	Change in Fair Value From 10% Adverse Price Change
Natural Gas Swaps
Non-trading	$(111)	$(148)

Crude Oil Swaps
Non-trading	$(116)	$(157)

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TORCH ENERGY ADVISORS INCORPORATED

AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF

TORCH ENERGY ADVISORS INCORPORATED

	December 31, 2002
	Fair Value	Change in Fair Value From 10% Adverse Price Change
Natural Gas Swaps
Non-trading	$(175)	$(181)
Crude Oil Swaps
Non-trading	$(339)	$(287)

The market prices used to calculate the fair value reflect management’s best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors at December 31, 2003 and 2002. The values are adjusted to reflect the potential impact of liquidating the Company’s position in an orderly manner over a reasonable period of time under market conditions at December 31, 2003 and 2002.

Interest Rate Risk - The Company’s exposure to changes in interest rates primarily results from short-term changes in the prime and LIBOR rates. A 10% increase in the prime and floating LIBOR rates would have the effect of increasing interest costs to the Company by $38,000 per year.

Outlook

During 2003, the Company continued to reduce the scope of its operations, the services provided to the energy industry and the size of its work force. The Company continues to work toward optimization of the well servicing business and is looking at opportunities to divest this non core business in 2004. In early 2004 the Company has successfully exploited a development opportunity related to Milam and will pursue several additional different strategies including selling individual fields and further development. The Company has initiated litigation against the holder of the Senior Subordinated Note related to outstanding costs on the production payment entered into in connection with the Management Buyout. These costs exceed the total amount due under the note and will be used along with other con-core assets to retire this debt in 2004. The Company’s primary business focus is directed toward making additional investments in proved oil and gas properties and midstream assets. The Company believes that is has now structured its operations to a size that the core business can now sustain and can be used as a platform to seek out the new investments.

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CONSOLIDATED FINANCIAL STATEMENTS

Torch Energy Advisors Incorporated and Subsidiaries

As of December 31, 2003 and 2002

Torch Energy Advisors Incorporated and Subsidiaries

Consolidated Financial Statements

As of December 31, 2003 and 2002

Report of Independent Auditors

The Board of Directors

Torch Energy Advisors Incorporated

We have audited the accompanying consolidated balance sheets of Torch Energy Advisors Incorporated and Subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholder’s deficit, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of P2 Energy Solutions, Inc. (a corporation in which the Company has a 21.15% interest) have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the consolidated financial statements relates to the amounts included for P2 Energy Solutions, Inc., it is based solely on their report.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Torch Energy Advisors Incorporated and Subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company will need additional working capital to service its debt. This condition raises substantial doubt about the Company’s ability to continue as a going concern. (Management’s plans in regard to these matters are also described in Note 2). The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 3, effective January 1, 2003, the Company changed its method of accounting for Asset Retirement Obligations.

/s/ Ernst & Young LLP

Houston, Texas

April 9, 2004

Independent Auditor’s Report

The Board of Directors

P2 Energy Solutions, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of P2 Energy Solutions, Inc. (a Delaware corporation) and subsidiaries as of September 30, 2003 and the related statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of P2 Energy Solutions, Inc. and subsidiaries as of September 30, 2003 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Denver, Colorado

April 9, 2004

Torch Energy Advisors Incorporated and Subsidiaries

Consolidated Balance Sheets

	December 31
	2003	2002
	(amounts in thousands)
Assets
Current assets:
Cash and cash equivalents	$8,169	$3,438
Restricted cash	777	33
Accounts receivable – product marketing	5,610	6,428
Accounts receivable – joint interest billing	462	1,468
Accounts receivable – oil and gas and other	5,016	5,715
Notes receivable – related parties (Note 4)	508	584
Notes receivable – other	—	3,512
Assets held for sale	—	1,587
Assets from price risk management	409	—
Prepaid drilling costs	2,074	—
Other current assets	1,865	1,921

Total current assets	24,890	24,686

Land	70	70

Property and equipment, at cost:
Oil and gas (successful efforts method)	30,749	29,104
Other fixed assets	10,713	11,199

	41,462	40,303

Accumulated depreciation, depletion and amortization	(15,593)	(14,933)

	25,869	25,370

Notes receivable – related parties (Note 4)	362	549
Investment in marketable securities	—	1,352
Equity investment (Note 3)	12,063	16,769
Other assets (Note 8)	2,355	2,437

Total assets	$65,609	$71,233

	December 31
	2003	2002
	(amounts in thousands)
Liabilities and stockholder’s deficit
Current liabilities:
Accounts payable – product marketing	$5,582	$9,578
Accounts payable and accrued liabilities	13,446	19,021
Liabilities from price risk management activities	227	477
Due to affiliates, net	2,124	2,671
Notes payable to banks (Note 14)	—	32,308
Notes payable - other (Note 14)	21,033	20,265
Senior subordinated note payable – affiliate	23,086	—
Revenue, royalty, and production taxes payable	2,628	2,017

Total current liabilities	68,126	86,337

Other long-term liabilities (Note 12)	5,433	5,297
Notes payable – other (Note 14)	3,177	3,967
Senior subordinated note payable – affiliate	—	24,000

Minority interest	163	—
Commitments and contingencies	—	—

Stockholder’s deficit:
Common stock, par value $1.00, 1,000 shares authorized, issued, and outstanding	1	1
Additional paid-in capital	1,999	1,999
Accumulated comprehensive income – unrealized gain in value of investment in equity securities, net	—	553
Accumulated deficit	(3,555)	(42,458)
Due from stockholder	(9,735)	(8,463)

Total stockholder’s deficit	(11,290)	(48,368)

Total liabilities and stockholder’s deficit	$65,609	$71,233

See accompanying notes.

Torch Energy Advisors Incorporated and Subsidiaries

Consolidated Statements of Operations

	Year ended December 31
	2003	2002	2001
	(amounts in thousands)
Revenues:
Oil and gas revenues	$9,669	$13,720	$21,555
Product marketing and other trading, net	301	(145)	(3,744)
Gain (loss) from price risk management activities	(1,260)	2,036	3,961
Service fees	21,276	63,562	99,573
Operating fees	505	1,607	1,870
Interest and other income	3,673	3,459	3,436
Gain (loss) on sale of assets and investments	58,871	3,548	(1,922)

	93,035	87,787	124,729

Costs and expenses:
Cost of services	15,937	48,599	84,449
Oil and gas operating expenses	4,628	9,153	10,696
Depreciation, depletion, and amortization	2,188	10,191	14,629
Dry hole costs	459	—	—
Plugging and abandonment costs	15	1,564	—
Provision for impairment of oil & gas properties	45	—	—
Accretion expense	276	—	—
General and administrative expenses	13,375	18,319	30,715
Provision for credit losses	398	71	8,403
Interest expense	5,363	7,553	7,566
Other expense	334	408	34

Total costs and expenses	43,018	95,858	156,492

Impairment and equity in earnings (losses) of investees	(3,132)	249	336

Income (loss) before minority interest, income taxes, extraordinary gain on extinguishment of debt, and cumulative effect of change in accounting principle	46,885	(7,822)	(31,427)

Minority interest	—	951	4,854
Income taxes	(13)	(10)	(45)

Income (loss) before extraordinary item and cumulative effect of change in accounting principle	46,872	(6,881)	(26,618)
Extraordinary gain on extinguishment of debt	—	7,874	—

Income (loss) before cumulative effect of change in accounting principle	46,872	993	(26,618)
Cumulative effect of change in accounting principle	152	—	—

Net income (loss)	$46,720	$993	$(26,618)

See accompanying notes.

Torch Energy Advisors Incorporated and Subsidiaries

Consolidated Statements of Stockholder’s Deficit

As of December 31, 2003, 2002, and 2001

(amounts in thousands)

	Common Stock		Warrants	Paid-In Capital	Accumulated Other Comprehensive Income, Net	Accumulated Deficit	Due From Stockholder	Total Stockholder’s (Deficit) Equity
	Shares	Amount
Balance, December 31, 2000	1	$1	$116	$1,999	$20	$(8,126)	$(7,125)	$(13,115)
Dividends paid	—	—	—	—	—	(8,707)	—	(8,707)
Advances to stockholder	—	—	—	—	—	—	(1,338)	(1,338)
Comprehensive income:
Equity adjustment from foreign currency translation	—	—	—	—	(22)	—	—	(22)
Unrealized gain in value of investment in equity securities	—	—	—	—	(19)	—	—	(19)
Net income	—	—	—	—	—	(26,618)	—	(26,618)

Total comprehensive income								(26,659)

Balance, December 31, 2001	1	1	116	1,999	(21)	(43,451)	(8,463)	(49,819)
Termination of warrants to customers	—	—	(116)	—	—	—	—	(116)
Comprehensive income:
Equity adjustment from foreign currency translation	—	—	—	—	21	—	—	21
Unrealized gain in value of investment in equity securities	—	—	—	—	553	—	—	553
Net income	—	—	—	—	—	993	—	993

Total comprehensive income								1,567

Balance, December 31, 2002	1	1	—	1,999	553	(42,458)	(8,463)	(48,368)
Dividends paid	—	—	—	—	—	(7,817)	—	(7,817)
Advances to stockholder	—	—	—	—	—	—	(1,272)	(1,272)
Comprehensive income:
Unrealized loss in value of investment in equity securities	—	—	—	—	(553)	—	—	(553)
Net income	—	—	—	—	—	46,720	—	46,720

Total comprehensive income								46,167

Balance, December 31, 2003	1	1	—	1,999	—	(3,555)	(9,735)	(11,290)

See accompanying notes.

Torch Energy Advisors Incorporated and Subsidiaries

Consolidated Statements of Cash Flows

	Year ended December 31
	2003	2002	2001
	(amounts in thousands)
Cash flows from operating activities
Net income (loss)	$46,720	$993	$(26,618)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion, and amortization	2,188	10,191	14,629
Impairment and equity losses in investees	3,132	(249)	(336)
Provision for impairment of oil & gas properties	45	1,564	—
Accretion expense	276	—	—
Minority interest	—	(951)	(4,854)
Provision for credit losses	398	71	8,403
Price risk management activities	(659)	935	(2,420)
(Gain) loss on sale of assets and investments	(58,871)	(3,548)	1,922
Extraordinary gain on extinguishment of debt	—	(7,874)	—
Cumulative effect of change in accounting principles	152	—	—
Other income	(2,314)	—	—
Noncash assumption of debt	1,756	—	—
Noncash forgiveness of debt	(400)	(400)	(1,000)
Changes in assets and liabilities net of effects of acquisitions accounted for under the purchase method of accounting:
Accounts receivable	2,156	11,283	72,547
Due from/to affiliates	(547)	672	1,248
Other current assets	(2,021)	(579)	13,094
Accounts payable and accrued liabilities	(1,653)	(7,285)	(67,282)
Revenue, royalty, and production taxes payable	968	(2,380)	(10,538)
Other	(1,829)	(1,995)	(966)

Net cash flows provided by (used in) operating activities	(10,503)	448	(2,171)

Cash flows from investing activities
Restricted cash	(744)	517	9,913
Notes receivable	1,840	2,971	823
Proceeds from the sale of assets	45,493	353	5,429
Investment in property and equipment	(1,083)	(2,437)	(4,752)
Investment in equity investees	—	(3,847)	(41)
Investments at cost	—	—	249
Proceeds from sale of investment	—	3,450	—
Payment for purchase of Milam Energy	—	—	(2,588)
Payment for purchase of Torch Rig Services Onshore (net of cash acquired) and additional rigs	—	(425)	—
Payment for sale of equity investee	—	—	(2,000)
Distributions from investments in affiliates	—	452	1,030

Net cash flows provided by investing activities	45,506	1,034	8,063

Torch Energy Advisors Incorporated and Subsidiaries

Consolidated Statements of Cash Flows (continued)

	Year ended December 31
	2003	2002	2001
	(amounts in thousands)
Cash flows from financing activities
Proceeds from line of credit with bank	$—	$—	$4,700
Proceeds from note payable	1,976	2,204	2,043
Repayment of senior subordinated note payable-affiliate	(338)	—	—
Repayment of note payable to bank	(18,740)	(461)	(304)
Repayment of note payable	(4,081)	(6,314)	(4,451)
Proceeds from sale of Novistar preferred stock	—	—	800
Payment of dividend	(7,817)	—	(8,707)
Advances to stockholder, net	(1,272)	—	(1,338)

Net cash flows used in financing activities	(30,272)	(4,571)	(7,257)

Net increase (decrease) in cash and cash equivalents	4,731	(3,089)	(1,365)
Cash and cash equivalents at beginning of year	3,438	6,527	7,892

Cash and cash equivalents at end of year	$8,169	$3,438	$6,527

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$5,563	$3,865	$5,120

Income taxes	$14	$12	$49

See accompanying notes.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2003

1. Organization

During 2002 and 2003, Torch Energy Advisors Incorporated and its Subsidiaries (collectively, “TEAI” or the “Company”), reduced the scope of its operations and its services provided through the downsizing of its workforce and through the sale of individual assets and businesses. The Company previously provided a broad range of operational and administrative services to energy companies, often through outsourcing arrangements. In addition, the Company provided development growth capital to independent oil and gas companies, engaged in various hydrocarbon marketing and trading activities. The Company continues to receive revenue from services provided to energy companies, principally drilling, and interests it holds in oil and gas properties. Operations for the Company are headquartered in Houston, Texas, with operational district offices in California.

Until September 1996, TEAI (the “Predecessor” when discussing periods prior to September 30, 1996) operated as a single business segment and was a wholly owned subsidiary of Torchmark, an insurance and financial services holding company headquartered in Birmingham, Alabama. On September 30, 1996, certain members of the Predecessor’s executive management, through the formation of Management Holding Company (“MHC”) and Torch Acquisition Company (“TAC”), purchased TEAI from Torchmark (the “Management Buyout”) (see Note 10). Torchmark retained a warrant for 10% of TAC’s common stock on a fully diluted basis. The Management Buyout was recorded using the purchase method of accounting as TEAI’s executive management had no ownership in the Predecessor. During 1997, MHC was merged into TAC.

2. Substantial Doubt About Company’s Ability to Continue as a Going Concern

On September 30, 2004, the Senior Subordinated Note payable – affiliate of $23.1 million is payable to Torchmark Corporation (“Torchmark”). As of December 31, 2003, there is insufficient working capital to satisfy this obligation and there is uncertainty that the Company will be able to satisfy this obligation when the amount is due. The Company is currently in the discovery stage of litigation with Torchmark relating to amounts due to the Company from Torchmark that may ultimately impact the final amount to be paid in the settlement of the Senior Subordinated Note. The resolution of the current dispute with Torchmark is uncertain at this time.

Historically, the Company has relied on its ability to incur debt and obtain cash through the proceeds from the sale of assets. Our inability to reach a reasonable settlement with Torchmark or to raise capital through the incurrence of new debt or the sale of assets will have a material adverse effect on our financial condition, ability to meet our obligations and operating needs, and results of operations.

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our capital requirements raise a substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of TEAI, including all wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Significant Subsidiaries

Torch Rig Services, Inc. (“TRS”), a wholly owned subsidiary, was formed on June 11, 1999 for the purpose of providing drilling rig crew services and land based workover rigs to third parties. Activities for Torch Rig Services, Inc. are consolidated in the Company’s financial statements.

On December 2, 2003, the Company formed PPM Live Oak Energy, LLC (“Live Oak”), for the purpose of owning and investing in property, exploring for oil, gas and related hydrocarbons and minerals, and to manage, sell, exploit, market and operate oil, gas, hydrocarbon and mineral containing or producing properties. Torch E&P Company, a wholly owned subsidiary of the Company, owns 75% of Live Oak. The activities of Live Oak subsequent to the acquisition are consolidated in the financial statements with the unaffiliated parties’ interest reflected as a minority interest.

Effective April 2001, the Company formed Milam Energy L.P. (“Milam”), for the purpose of acquiring and developing oil and gas properties. Milam Energy GP, L.L.C., serves as the sole general partner (0.1%) and TEAI serves as the sole limited partner (99.9%). Activities for Milam are consolidated in the Company’s financial statements.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Effective February 29, 2000, the Company formed Torch Energy TM, Inc. (“TETM”), to conduct energy product marketing activities. These activities have been significantly reduced during 2003 and 2002. Activities for TETM are consolidated in the Company’s financial statements.

Torch Energy Finance Fund LPI (“TEFF”), a Texas limited liability partnership, was formed on September 6, 1995. The partnership agreement was amended on July 14, 1997 for the purpose of allowing TEFF to provide growth capital through loans and equity investments to small and mid-size oil and gas companies for use in acquisition and exploitation opportunities. Torch Energy Finance Company (“TEFC”), a wholly owned subsidiary, served as the sole general partner (10%) and the Company served as the sole limited partner (90%). Activities for TEFF are consolidated in the Company’s financial statements. Investments were carried under the equity method. In December 2003, TEFC and the Company sold TEFF to a third party.

Investees

Novistar Inc. (“Novistar”), a wholly owned subsidiary, was formed on April 24, 1998 and commenced operations, effective January 1, 1999, upon contribution by the Company of all assets and liabilities related to the operations of Novistar, consisting primarily of software and computer equipment. Novistar provides business process services including transaction processing, information management, and process reengineering in three principal areas: oil and gas property administration, information technology, and procurement and inventory management. On February 18, 2000, Novistar acquired from Oracle Corporation (“Oracle”) the Oracle Energy Upstream business, which specializes in licensing, support, and implementation of application software, including related consulting services. As part of the purchase price, Oracle received a 21.12% interest in Novistar (see Note 11). In February 2001, Novistar purchased software from Accenture in exchange for a 1.7% interest in Novistar. The 2001 and 2000 activities for Novistar are consolidated in the Company’s financial statements with Oracle’s and Accenture’s combined interests reflected as a minority interest.

On December 31, 2002, TEAI formed a 100% owned subsidiary which purchased all of the outstanding shares of Novistar. The subsidiary merged with Novistar (“New Novistar”) and eliminated all historic shareholders of Novistar. On December 31, 2002, New Novistar merged with Paradigm Technologies, a Petroleum Place company, that provides software solution and technology services for the energy industry, to create P2 Energy Solutions (“P2ES”). As a result of the merger, the Company received a 40% interest in P2ES, resulting in the Company changing the accounting method for its investment to the equity method. The Company’s Statement of Operations for the year ended December 31, 2002 reflects the consolidated results of operations for Novistar. An equity investment is recorded for the Company’s investment in P2ES. On December 19, 2003, P2ES merged with a third party, resulting in a decrease in the Company’s interest in P2ES to 21.15%.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Effective June 30, 1997, the Company purchased The Procurement Centre (“TPC”) to obtain the benefit of TPC’s experience and expertise in providing consulting and outsourcing services for the procurement of materials and services, inventory management, logistics, and other administrative services. The Company paid $375,000 to obtain a 75% interest in TPC. The activities of TPC subsequent to the acquisition were consolidated in the financial statements with the unaffiliated parties’ interest reflected as a minority interest. In January 1999, the Company sold a 25% interest in TPC, resulting in the Company changing the accounting method for its investment in TPC to the equity method. Prior activities of TPC were not material. In October 2002, the Company sold its remaining 50% interest in TPC.

The Company had a limited partnership interest in Southern Missouri Gas Company, L.P. (“SMGC”), a local natural gas distribution company located in Missouri. The Company’s interest was accounted for under the equity method until May 2001, when the interest was sold to the general partner of SMGC.

The Company evaluates its loans and equity investments for impairment and, if indicated, records an impairment as appropriate.

Cash and Cash Equivalents

Cash in excess of the Company’s daily requirements is generally invested in short-term, highly liquid investments with original maturities of three months or less. Such investments are carried at cost, which approximates fair value and, for purposes of reporting cash flows, are considered to be cash equivalents.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Restricted Cash

The Company has a restricted cash account, which is required by Milam’s May 17, 2001 promissory note with a third party (see Note 14). The Milam note requires that all proceeds related to oil and gas properties be remitted into the restricted account. The Company must request transfers from the restricted account to the operating account through specific reporting procedures. Upon agreement with transfer requests, the third party will transfer funds out of the restricted account. The balance in the restricted cash account at December 31, 2003 is $262,000.

The Company collateralizes any open letters of credit with cash (see Note 15). As of December 31, 2003, the Company has outstanding open letters of credit collateralized by cash for $515,000.

Allowance for Doubtful Accounts

The Company routinely assesses the recoverability of all material trade and other receivables to determine their collectibility. The Company accrues a reserve on a receivable when, based on the judgement of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated. As of December 31, 2003 and 2002, the Company had an allowance for doubtful accounts of $3.8 million and $3.6 million, respectively.

Prepaid Drilling Costs

Prepaid drilling costs consist of cash calls for the Company’s interests in two exploratory wells. In March 2004, one of the wells was determined to be a dry hole. In 2004, the Company will recognize approximately $1.8 million in dry hole costs.

Investment in Marketable Securities

Marketable investment securities are classified in three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling such securities in the near term. Held-to-maturity securities are those

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

The Company has no trading, available-for-sale, or held-to-maturity securities at December 31, 2003. At December 31, 2002, the Company had available-for-sale securities which were recorded at fair value, with unrealized gains and losses, excluded from earnings, and reported as accumulated comprehensive income, a separate component of the stockholder’s deficit. Realized gains and losses for securities classified as available-for-sale were included in earnings and were derived using the specific identification method for determining the cost of securities sold.

Dividend and interest income are recognized when earned.

Research and Development Expenses

During 2002 and 2001, all costs incurred by Novistar in developing software products were expensed as research and development expenses in the period incurred. Software development costs incurred subsequent to the establishment of technological feasibility were not material. For the years ended December 31, 2002, and 2001, $3.8 million, and $6.1 million,, respectively, of research and development expenses were included in “General and administrative expenses”. Novistar is no longer being consolidated in the Company’s Statement of Operations, and as a result, there were no research and development expenses reported by the Company for the year ended December 31, 2003.

Property and Equipment

Oil and gas properties are accounted for on the successful efforts method whereby costs, including lease acquisition and intangible drilling costs associated with exploration efforts which result in the discovery of proved reserves and costs associated with development wells, whether or not productive, are capitalized. Gain or loss is recognized when a property is sold or ceases to produce and is abandoned. Capitalized costs of producing oil and gas properties are amortized using the unit-of-production method based on units of proved reserves as estimated by independent petroleum engineers.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

The Company recognizes an impairment loss when the carrying amount of a long-lived asset exceeds the sum of the estimated undiscounted future cash flows of the asset. For each long-lived asset determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair value of the depletable unit is recognized. The fair value of the oil and gas properties, on a depletable unit basis, is estimated to be the present value of expected future cash flows computed by applying estimated future oil and gas prices, as determined by management, to estimated future production of oil and gas reserves over the economic lives of the reserves. No impairment was recognized during the years ended December 31, 2003, 2002, and 2001.

Costs of acquiring undeveloped oil and gas leases are capitalized and assessed periodically to determine whether an impairment has occurred; appropriate impairments are recorded when necessary. No such allowance was required during the years ended December 31, 2003, 2002, and 2001.

Fixed assets are depreciated on a straight-line basis over their estimated useful lives, which ranges from three to ten years. Leasehold improvements, which are recorded at cost, are amortized on a straight-line basis over their estimated useful lives or the life of the lease, whichever is shorter.

Revenue Recognition

The Company recognizes revenues related to TRS as services are rendered.

The Company recognizes oil and gas revenues from its interests in oil and natural gas producing activities as the hydrocarbons are produced and sold.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Marketing commissions are based on a fixed percentage of the negotiated sales price of crude oil and natural gas and a fixed monthly fee. Marketing commissions are recognized in revenue during the month of crude oil and natural gas production when the services are performed.

In connection with the acquisition from Oracle (see Note 11), Novistar expanded its product offerings to include consulting, licensing, support, and application hosting. Revenue recognition for these expanded product offerings complied with the provisions of Statement of Position (“SOP”) 97-2, Software Revenue Recognition; SOP 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2; Emerging Issues Task Force Issue No. 00-3, Application of SOP 97-2, Software Revenue Recognition to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware; and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions, including obtaining, as appropriate, vendor-specific objective evidence of fair value.

During 2002 and 2001, revenues associated with service and operating fees were recognized ratably over the term of the service agreements, as earned. Service level credits were recognized as a reduction of revenue in the period in which Novistar failed to meet service levels required by its contracts. Certain long-term service fee contracts contained multiple element arrangements relating to consulting services and outsourcing services. The costs and revenues associated with these consulting services were deferred and recognized on a straight-line basis over the remaining term of the long-term service fee contract as service fees and costs once the outsourcing services commenced. Novistar is no longer being consolidated in the Company’s Statement of Operations, and as a result, there were no consulting revenues and costs reflected by the Company for the year ended December 31, 2003. During the year ended December 31, 2002, $27,000 and $25,000 of consulting revenues and cost of revenues, respectively, were deferred to be recognized over the term of the outsourcing element of the service fee contract. During the year December 31, 2001, $348,000 and $329,000 of transition consulting revenues and cost of revenues, respectively, were deferred to be recognized over the term of the outsourcing element of the service fee contract. Novistar recognized $321,000 and $304,000 in consulting revenues and cost of revenues, respectively, for the year ended December 31, 2002. Novistar recognized $1,060,000 and $742,000 in consulting revenues and cost of revenues, respectively, for the year ended December 31, 2001.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

In December 1999, the staff of the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 101 (“SAB 101”), Revenue Recognition in Financial Statements. SAB 101 summarizes certain areas of the SEC’s views in applying accounting principles generally accepted in the United States to revenue recognition in financial statements. The Company believes that its current revenue recognition policies comply with SAB 101.

Gas Balancing

The Company uses the entitlement method for recording sales of natural gas. Under the entitlement method of accounting, revenue is recorded based on the Company’s net revenue interest in production. Deliveries of natural gas in excess of the Company’s net revenue interest are recorded as liabilities and under-deliveries are recorded as assets.

Production imbalances are recorded at the lower of the sales price in effect at the time of production or the current market value, as allowed contractually. At December 31, 2003, the Company’s payable for gas sales over the Company’s entitled share was approximately $350,000. At December 31, 2002, the Company’s receivable for gas sales less than the Company’s entitled share was approximately $8,000.

Accounting for Price Risk Management Activities

The Company, through its subsidiaries, engaged historically in price risk management activities for both trading and non-trading purposes. Effective January 1, 1999, the Company adopted mark-to-market accounting for its energy trading activities. The Company ceased its trading activities in 2002. To conduct its trading activities, the Company used forwards, swaps, and options. Under the mark-to-market method of accounting used to account for trading activities, the related outstanding physical and financial instruments were reflected at fair value, inclusive of valuation adjustments, with resulting unrealized gains and losses

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

recorded as “Assets from price risk management activities,” “Other assets,” “Liabilities from price risk management activities,” and “Other liabilities,” respectively, on the Consolidated Balance Sheets. The market prices used to value these transactions were based on management’s best estimate considering various factors including closing exchange and over-the-counter quotations, time value, and volatility factors. The values were adjusted to reflect the potential impact of liquidating the Company’s position in an orderly manner over a reasonable period of time under present market conditions.

The Company also periodically enters into certain financial derivative contracts utilized for non-trading purposes to hedge the impact of market price fluctuations on contractual commitments and forecasted transactions related to its oil and gas production. On January 1, 2001, the Company adopted the provisions of the Statement of Financial Accounting Standards No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities, for the accounting of its hedge transactions. SFAS 133 establishes accounting and reporting standards requiring that all derivative instruments be recorded in the Consolidated Balance Sheet as either an asset or liability measured at fair value and requires that the changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

Upon adoption, the Company did not have any financial derivative contracts utilized for non-trading purposes. Thus, the adoption of SFAS 133 had no impact upon the Company. During 2003, 2002 and 2001, the Company entered into certain over-the-counter swap contracts to hedge the cash flow of the forecasted sale of oil and gas production. The Company did not elect to document and designate these as hedges. Thus, the changes in the fair value of these over-the-counter swap contracts are reflected in earnings in the consolidated statement of operations in gain (loss) from price risk management activities for the years ended December 31, 2003, 2002 and 2001.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Concentrations of Credit Risk

Credit risk is the risk of loss from nonperformance by suppliers, customers, or financial counterparties to a contract. Financial instruments which subject the Company to credit risk consist principally of trade receivables, forwards, over-the-counter options, and swaps. The Company currently manages credit risk through informal credit policies and utilization of netting language in its derivative contracts that may be settled with the physical commodity. Customers not meeting the Company’s credit standards are required to provide an acceptable form of payment security. At December 31, 2003, accounts receivables and other financial instruments were predominantly with energy related and energy trading companies in the United States.

Equity Instruments Issued to Customers

For equity instruments issued to customers, the Company follows the guidance provided in SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), and Emerging Issues Task Force Issue No. 96-18 (“EITF 96-18”), Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services.

Other Assets

At December 31, 2003, “Other assets” primarily consists of deposits in escrow accounts for the issuance of bonds to satisfy plugging and abandonment obligations (see Note 8). “Other assets” also includes intangible assets which represent the excess cost of acquired assets over the amounts assigned to tangible net assets at acquisition.

In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), which addresses the initial recognition and measurement of intangible assets and the subsequent accounting and measurement of goodwill and intangible assets. The Company adopted SFAS 142 on January 1, 2002 and in accordance with SFAS 142, goodwill is tested for impairment annually in lieu of being amortized or on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment loss has been incurred. Based on its review, no impairment of the Company’s goodwill was recorded for the year ended December 31, 2003.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Prior to January 1, 2002, the Company periodically reviewed the propriety of the carrying amount of long-lived assets and the related intangible assets as well as the related amortization period to determine whether current events or circumstances warranted adjustments to the carrying value and/or the estimate of useful lives. This evaluation consisted of the Company’s projection of undiscounted future operating cash flows before interest over the remaining lives of the intangible assets, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Based on its review, the Company recorded an impairment of its intangible assets in the amount of $1.6 million for the year ended December 31, 2001.

Income Taxes

Effective in 1997, TEAI and its subsidiaries elected to be treated as qualified Subchapter S corporations under Section 1361 (b)(3) of the Internal Revenue Code of 1986. The effect of the election is that TAC will file an S corporation tax return that includes TEAI and subsidiaries. Each TAC stockholder is responsible for reporting their share of taxable income or loss and no federal income taxes are recorded by the Company, except for a tax on excess net passive income and certain built-in gains, if applicable. Prior to the merger of Novistar into P2ES and in conjunction with the acquisition by Novistar of certain assets of the Oracle Energy Upstream business (see Note 11), Novistar was no longer eligible for Subchapter S corporation status.

Novistar accounted for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are computed based on the differences between the financial statement and income tax bases of assets and liabilities using the enacted tax rates. Deferred income tax expenses or credits are based on the changes in the deferred tax asset or liability from period to period.

Reclassifications

Certain reclassifications of prior year statements have been made to conform with current reporting practices.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ from those estimates.

New Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46 “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“FIN No. 46”). FIN No. 46 requires a company to consolidate a variable interest entity (“VIE”) if the company has a variable interest (or combination of variable interests) that is exposed to a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. In addition, more extensive disclosure requirements apply to the primary and other significant variable interest owners of the VIE. This interpretation applies immediately to VIEs created after January 31, 2003, and to VIEs in which an enterprise obtains an interest after that date. It is also generally effective for the first fiscal year or interim period beginning after December 31, 2003, to VIEs in which a company holds a variable interest that is acquired before February 1, 2003.

In December 2003, the FASB issued a revision to FIN No. 46, (“FIN No. 46R”), to clarify some of the provisions of FIN No. 46 and to exempt certain entities from its requirements. Under the new guidance, special effective date provisions apply to enterprises that have fully or partially applied FIN No. 46 prior to the issuance of this revised interpretation. Otherwise, application of FIN No. 46 is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of VIEs is required in financial statements for periods ending after March 15, 2004. This interpretation did not affect the Company’s consolidated financial statements.

As of January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 145 (“SFAS 145”), Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145 rescinds Statement 4, which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result of the adoption in 2002, the criteria in Accounting Principles Board Opinion 30 (“APB 30”) is used to classify those gains and losses. The gain on the extinguishment of debt for the year ended December 31, 2002, was approximately $7.9 million and remained classified as an extraordinary item, based on guidance from APB 30, on the Consolidated Statement of Operations. There was no gain on extinguishment of debt for the years ended December 31, 2003 and 2001.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires that an asset retirement obligation (ARO) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which a legal obligation is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depleted such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense will be recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash outflows discounted at the company’s credit-adjusted risk-free interest rate. Fair value, to the extent possible, should include a market risk premium for unforeseeable circumstances. No market risk premium was included in the Company’s ARO fair value estimate since a reasonable estimate could not be made.

The Company adopted SFAS No. 143 on January 1, 2003, which resulted in an increase to net oil and gas properties of $254,000 and additional liabilities related to asset retirement obligations of $2 million. These amounts reflect the ARO of the company had the provisions of SFAS No. 143 been applied since inception and resulted in a non cash cumulative effect decrease to earnings of $152,000. In accordance with the provisions of SFAS No. 143, the Company records an abandonment liability associated with its oil and gas wells and platforms when those assets are placed in service. Under SFAS No. 143, depletion expense is reduced since a discounted ARO is depleted in the property balance rather than the undiscounted value previously depleted under the old rules. The lower depletion expense under SFAS No. 143 is offset, however, by accretion expense, which is recognized over time as the discounted liability is accreted to its expected settlement value.

Inherent in the fair value calculation of ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

The following table is a reconciliation of the asset retirement obligation liability since adoption (in thousands):

Asset retirement obligation upon adoption on January 1, 2003	$5,759
Liabilities incurred	212
Liabilities settled	—
Accretion expense	276
Revisions in estimated liabilities	—

Asset retirement obligation at December 31, 2003	$6,247

Liabilities incurred during the period relate to the acquisition of properties by Live Oak.

The pro forma asset retirement obligation would have been approximately $5.5 million at January 1, 2002 had the Company adopted the provisions of SFAS 143 on January 1, 2002. The following table shows the pro forma effect of the implementation on the Company’s Income Attributable to Net Income had SFAS No. 143 been adopted by the Company on January 1, 2001. For the years ended December 31, (in thousands):

	2002	2001
Net income, as reported	$993	$(26,618)
Effect on net income (loss) had SFAS No. 143 been applied	$1,534	$(1,033)
Pro forma net income (loss)	$2,527	$(27,651)

4. Related Party Transactions

Due From Stockholder

The Company has advanced approximately $9.7 million to TAC ($1.3 million in 2003, $-0- in 2002, and $1.3 million in 2001), which was used to repurchase common stock awarded to former shareholders and a director. The related amount due from stockholder is reflected as a contra-equity account in the accompanying Consolidated Financial Statements.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4. Related Party Transactions (continued)

Notes Receivable

On January 1, 2000, the Company was issued a promissory note from one of the Company’s officers for $1.42 million. This note bears interest at 8% and has principal and interest payments due annually through December 31, 2005. The balance on this note as of December 31, 2003 was $794,000 which approximates fair value. The Company also had other outstanding notes receivable from other officers amounting to $114,000 at December 31, 2002. Interest accrued on these notes at 8% with principal and interest payments due annually through December 31, 2002. In early 2003, the Company received the remaining $114,000 balance on these notes.

Asset Management

The Company provided management services relating to oil and gas operations for affiliated entities and investees, which included Mission Resources Corporation (“Mission”), formerly Bellwether Exploration Company (“Bellwether”), until early 2002 when the contract was cancelled. During 1999, the principal stockholder of TAC functioned as director and from August 1999 through May 2001 served as Chief Executive Officer and Chairman of the Board of Bellwether. On October 21, 2002, this individual resigned from the Board of Mission. As a result, Mission was no longer a related party at December 31, 2002. In accordance with the management agreements, the Company provided various accounting and administrative services for Mission at a fixed or variable fee. In addition, the Company received additional compensation for services related to property or corporate acquisitions or divestitures. The Company’s total management fees received from related parties amounted to $388,000, $389,000, and $3.5 million for the years ended December 31, 2003, 2002, and 2001, respectively.

In the ordinary course of business, the Company incurs amounts resulting from the payment of costs and expenses on behalf of related parties and from charging management fees under the terms of the respective management and administrative agreements. Such amounts are settled on a regular basis, generally monthly.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4. Related Party Transactions (continued)

Product Marketing and Other Trading Income

The Company markets oil and natural gas production from properties in which related parties own interests. The Company’s marketing fee ranges from 0.5% to 3% of revenues; such charge is customary within the oil and gas industry. Such revenues for the Company amounted to $700,000 for the year ended December 31, 2001. There were no related party marketing fees for the years ended December 31, 2003 and 2002.

Prior to 2002, in the normal course of business, the Company purchased natural gas from and sold natural gas to affiliates. In 2001 such purchases amounted to $42.9 million. There were no sales in 2001.

Well Operations

The Company operates properties in which related parties have an ownership interest. These related parties are charged for all customary expenses and cost reimbursements associated with such activities on the same basis as third parties. Operators’ fees charged to affiliates by the Company for the years December 31, 2003, 2002, and 2001 for these activities were $380,000, $512,000, and $1.7 million, respectively.

Oracle

For the year December 31, 2002, Novistar paid Oracle approximately $271,000 for rent expense and support fees for Oracle products and $99,000 for interest on a note payable. For the year December 31, 2001, Novistar paid Oracle approximately $868,000 for rent expense and support fees for Oracle products and $715,000 for interest on a note payable. As of December 31, 2003 and 2002, there is no accrued interest payable to Oracle included in “Due to affiliates” (see Note 14).

5. Investments

In April 1997, the Company received 150,000 Bellwether shares and a warrant to purchase 100,000 shares in connection with the sale of certain partnerships to Bellwether. In December 2001, the Company sold 150,000 Mission shares for $337,000, resulting in a loss of $919,000.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5. Investments (continued)

In September 1999, the Company received 800,000 common shares of Carpatsky Petroleum, Inc. (“Carpatsky”), a Canadian publicly traded company, valued at $0.1 million, for operational technical services provided by the Company. In October 1999, the Company received 6,597,720 Carpatsky shares valued at $0.9 million and a warrant to acquire an additional 6,207,808 shares in full satisfaction of a $0.7 million note and related interest due from Carpatsky. During 2001 and 2000, the Company recognized impairment losses of $0.3 million and $0.7 million, respectively, on its investment in Carpatsky, as it was determined that the carrying value exceeded the fair value of the investment in marketable securities of Carpatsky.

In October 2002, the Company received 58,231 shares of Resources Connection, Inc. (“RCI”), a Delaware incorporated publicly traded company, valued at $798,000, as proceeds for the sale of TPC (see Note 11). The market value of the Company’s investment in RCI at December 31, 2002 was $1,352,000 resulting in an unrealized gain of $553,000. In December 2003, the Company sold the 58,231 RCI shares for $1,609,000, resulting in a gain of $811,000.

6. Notes Receivable

TEFF was issued promissory notes by three entities in connection with the collateralized financing it provided to exploration and production companies. As its source of funding for the notes, TEFF used proceeds received from a credit facility with a bank. The bank’s collateral for the TEFF outstanding loan amounts was the assigned mortgages of the oil and gas properties which TEFF had as collateral from its notes receivable and all other assets of TEFF. Under the terms of the credit facility, the bank reviewed on a portfolio basis the value of all collateral on the notes held by TEFF. During 2002 and 2000, two of the entities were sold and the investment in receivables was reduced by $6.5 million and $21.3 million, respectively (see Note 14), as a result of proceeds received by TEFF in connection with the mortgages it holds with the oil and gas properties. During 2001, one of the entities filed for bankruptcy and its oil and gas properties were liquidated as part of the bankruptcy proceedings. From the $8.8 million received from the liquidation of the oil and gas properties, TEFF collected, as a secured creditor, $4.5 million in December 2002 and $170,000 in March 2003. All proceeds received by TEFF in connection with the mortgages on oil and gas properties of the three entities referred to herein have been used to satisfy a portion of the outstanding bank credit facility.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

6. Notes Receivable (continued)

Consistent with the terms of TEFF’s credit facility with the bank, notes receivable were carried at their unpaid principal balance subject to an impairment adjustment. The impairment of the notes receivable balance was measured on an aggregate portfolio basis. At December 31, 2002 and 2001, the total recorded investments in the receivables was approximately $3.5 million and $10.0 million, respectively. At December 31, 2001, the reserve for credit losses was increased by $6.1 million. An additional reserve for credit losses was not required at December 31, 2002. The Company suspended interest income recognition as a result of the impairment of the notes receivable (see Note 14).

In December 2003, TEFC and the Company sold TEFF to a third party for $325,000, plus the assumption of a credit facility (see Note 14), resulting in a gain of $17,487,000.

In June 2000, in connection with the sale of some of the Company’s oil and gas properties, the Company was issued a promissory note totaling $800,000. Interest accrued on this note at 10% with principal and interest payments due monthly through June 2003. This note was settled in December 2002 for $480,000, resulting in the forgiveness of $100,000 of the note balance.

7. Fixed Assets

Fixed assets consist of the following (in thousands) as of December 31:

	2003	2002
Computer hardware, software, and office equipment	$3,745	$3,714
Rigs and related equipment	5,586	5,454
Furniture, fixtures, leasehold improvements, art, rental equipment, and vehicles	1,382	2,031

	10,713	11,199
Less accumulated depreciation	(6,978)	(5,871)

	$3,735	$5,328

Depreciation expense for the years December 31, 2003, 2002, and 2001 amounted to $1.1 million, $3.4 million, and $4.0 million, respectively.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Other Assets

The components of other assets are as follows (in thousands) as of December 31:

	2003	2002
Goodwill	$617	$617
Deposits in escrow	1,544	1,542
Other	478	452

	2,639	2,611
Less accumulated amortization – other	(284)	(174)

	$2,355	$2,437

At December 31, 2003 and 2002, the deposits in escrow are required by the existing Promissory note that Milam has (see Note 14), which required Milam to enter into an Escrow and Security Agreement for the issuance of bonds to satisfy plugging and abandonment obligations. From June 1, 2001 through September 1, 2005, monthly deposits of $85,000 must be made into escrow unless the balance in the account exceeds $4 million. No deposits were made by Milam into the escrow account during the year ended December 31, 2003. Milam is currently in default of the Escrow and Security Agreement. Remedies available to the surety in event of default include 1) raising premiums and 2) demanding payment. At December 31, 2003, Milam had underfunded this account by approximately $1.1 million.

The changes in the carrying amount of goodwill (in thousands) for the year ended December 31, 2003 are as follows:

Balance as of December 31, 2002, net of accumulated amortization	$617
Goodwill acquired during the year	—
Impairment losses	—

Balance as of December 31, 2003	$617

Prior to 2002, intangible assets were amortized on a straight-line basis over three to ten years. Amortization expense for goodwill for the year ended December 31, 2001 was $9.0 million, which includes an impairment of goodwill for $1.6 million. Amortization for other intangible assets for the year ended December 31, 2001 was $93,000. The Company’s loss exclusive of amortization expense recognized for goodwill was $17.6 million for the year ended December 31, 2001.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

9. Retirement Plans and Other Postretirement Benefits

Effective January 1, 1996, the Company established a 401(k) retirement plan. The 401(k) retirement plan is funded by employee and Company contributions. Employees may contribute up to 15% of their salaries and the Company matches 50% of employee contributions up to 6%. The Company’s contributions to this plan total $47,000, $518,000, and $1.4 million for the years December 31, 2003, 2002, and 2001, respectively. In addition, the Company established a discretionary 401(k) retirement plan. During the first quarter of the year, the Company has the option of contributing up to an additional 3% of each employee’s salary for the previous year to the plan. The Company made no contributions to the discretionary plan in 2003, 2002 and 2001.

10. Management Buyout

On September 30, 1996, the Management Buyout occurred whereby certain members of the Company’s executive management purchased the Company from Torchmark for $41 million; $25.5 million in the form of a senior subordinated note payable (see Note 14) and $15.5 million in cash. As a result of this transaction, the Company received working and other interests in oil and gas properties. In addition, the Company received interests in certain oil and gas properties in exchange for consideration of up to $7 million, which is payable solely out of production and is contingent upon the properties achieving pricing and profitability thresholds. Based upon the performance of the properties, none of these thresholds were achieved, and no such liability was recorded at December 31, 2003.

11. Acquisitions and Dispositions of Assets

On February 18, 2000, Novistar purchased from Oracle the Oracle Energy Upstream business. In connection with the acquisition, Novistar hired 85 employees of Oracle, primarily engaged in the development and implementation of the acquired software programs. In addition, Novistar became party to consulting and technical support contracts relating to Oracle’s Upstream software business. The purchase price for the assets was $10.0 million in cash, subject to purchase price adjustments, a $10.0 million note issued by Novistar (see Note 14), and 2,484,395 shares of Novistar Series A Preferred Stock valued at $9,950,000 based on the estimated fair value of the preferred stock. As part of the acquisition, Novistar entered into an alliance agreement with Oracle which, among other things, enabled the Company to jointly market with Oracle software products and services. As of December 31, 2002, no amounts had been paid or earned related to the alliance agreement. Until December 31, 2002 when Novistar became an

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Acquisitions and Dispositions of Assets (continued)

equity investment for the Company, the net assets and results of operations of the Oracle Energy Upstream business had been included in the results of operations of Novistar which were included in the results of operations of the Company since February 18, 2000.

In 2001, as part of a series of agreements executed in November 2000, Novistar issued 200,000 shares of Series B Convertible Preferred Stock to an affiliate of Accenture (formerly known as Andersen Consulting LLP) in exchange for software assets from Accenture. Concurrently, Novistar entered into a marketing alliance with Accenture and issued a warrant to them for the purchase of up to 500,000 shares of common stock. The shares under the warrant vest upon the execution of definitive agreements with certain target clients, under which Novistar would provide either application hosting or business process outsourcing and Accenture would provide support services. An intangible asset for the software acquired was established at the fair value of the stock issued. Novistar was to recognize commission expense upon vesting of the shares under the warrant based on the fair value date of vesting in accordance with EITF 96-18.

On December 31, 2002, TEAI formed a 100% owned subsidiary which purchased all of the outstanding Novistar stock for $.01 per share. The subsidiary merged with Novistar (“New Novistar”) resulting in the acquisition of the interests of all historic shareholders of Novistar. Petroleum Place, Inc. loaned $3.2 million to New Novistar. New Novistar used the $3.2 million loan proceeds to buy-out Oracle’s debt of $10 million and interest payable of $1.1 million, resulting in an extraordinary gain of $7.9 million for the year ended December 31, 2002. The Company then forgave $23.5 million of debt with New Novistar as uncollectible and contributed the remaining $17 million of debt into New Novistar’s capital as equity. New Novistar then merged with Paradigm Technologies to create P2ES. As a result of the merger, the Company received a 40% interest in P2ES. The equity investment is recorded at the historical cost of the Company’s investment in Novistar. The following provides a reconciliation of the Novistar condensed balance sheet as of December 31, 2002, prior to the close of the merger (in thousands):

Current assets	$4,919
Long-term assets	22,148
Current liabilities	(5,121)
Long-term liabilities	(5,177)

$16,769

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Acquisitions and Dispositions of Assets (continued)

On December 20, 2003, P2ES merged with a third party, resulting in a decrease in the Company’s interest in P2ES to 21.15%.

In June 2003, the Company purchased a 4% interest in the oil and gas interests in the Person Panna Maria, LLC (“PPM”) for $80,000 which currently owns a compression facility serving the properties. In December 2003, the Company purchased an additional 80% interest in PPM for $270,000.

In January 2002, the Company purchased certain assets including rigs and real property for $425,000 in cash and entered into a note for $3,175,000. An intangible asset for $478,000 was recorded for the permits, licenses, listings, approvals, and authorizations. In addition, the Company entered into a consulting agreement with the seller whereby the Company will pay a fee of ten semi-annual payments of $150,000 commencing on June 1, 2002.

During the year ended December 31, 2001, Milam purchased an interest in certain oil and gas properties located in Louisiana and Texas from a third party for a total of $21.4 million.

In January 2003, the Company sold its oil and gas interest in a coal bed methane field in Alabama for $43 million in cash, resulting in a gain of approximately $41 million. The book value of the related asset was classified as held for sale in current assets as of December 31, 2002. Proceeds of $18.7 million were used to payoff the outstanding balance on the Credit Facility (see Note 14). In addition, due to the sale of this field, the Senior Subordinated Note was reduced by $500,000.

During the year ended December 31, 2003, the Company sold pieces of art to third parties for a total of $1,057,000, generating a gain of $68,000.

In February 2002, the Company sold its interest in certain oil and gas properties to a third party for a total of $200,000, generating a loss of $11,000. In October 2002, the Company sold its interest in TPC for $3.45 million and 58,231 shares of RCI, valued at $798,000, resulting in a gain of $3.45 million. In addition, the Company received a contingent payment of $197,000 in March 2003 based on total revenues of the parent company of RCI for the year ended December 31, 2002. In December 2003, the Company sold 58,231 RCI shares for $1,609,000, resulting in a gain of $811,000.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Acquisitions and Dispositions of Assets (continued)

During the year ended December 31, 2001, the Company sold its interest in certain oil and gas properties to third parties for a total of $4.9 million, generating a gain of $3.9 million. In May 2001, the Company sold its interest in SMGC to the general partner of SMGC by paying $2 million in cash and entering into a note for $3 million. As a result of this transaction, the Company recorded a loss of $5 million. In December 2001, the Company sold 150,000 Mission shares for $337,000, resulting in a loss of $919,000.

12. Other Long-Term Liabilities

Other long-term liabilities at December 31, 2003 and 2002 consist of the following (amounts in thousands):

	2003	2002
Liabilities from price risk management activities	$—	$37
Accrued interest expense on subordinated note payable	—	1,875
Liability for plugging and abandonment costs	5,235	3,037
Other	198	348

	$5,433	$5,297

13. Torch Energy Royalty Trust

The Company serves as sponsor and operator of certain properties in which the Torch Energy Royalty Trust (the “Trust”) owns a net profits interest. In connection with the formation of the Trust, the Company entered into an oil and gas purchase contract (“Purchase Contract”) which expires on the termination date of the Trust, the earliest of which is March 1, 2005. Under the Purchase Contract, the Company is obligated to purchase all net production attributable to the Trust properties for indexed prices for oil and gas. Such prices are calculated monthly and are generally based on the average spot market prices of oil and gas. The Purchase Contract also provides that the minimum price paid by the Company for gas production is $1.70 per MMBtu, adjusted annually for inflation (“Minimum Price”). When the Company pays a purchase price based on the Minimum Price, it receives price credits (“Price Credits”), equal to the difference between the Index Price and the Minimum Price, that it is entitled to deduct in determining the purchase price when the Index Price for gas exceeds the Minimum Price. In addition, if the Index Price for gas exceeds $2.10 per MMBtu, adjusted annually for inflation, the

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Torch Energy Royalty Trust (continued)

Company is entitled to deduct 50% of such excess (“Price Differential”) in determining the purchase price. The Company has an annual option to discontinue the Minimum Price commitment. However, if the Company discontinues the Minimum Price commitment, it will no longer be entitled to deduct the Price Differential in calculating the purchase price and will forfeit all accrued Price Credits. The Company has not exercised its option to discontinue the Minimum Price commitment. The Minimum Price and sharing price in 2003, adjusted for inflation, was $1.71 and $2.12, respectively. Total revenue recognized by the Company for the years ended December 31, 2003, 2002 and 2001 was $4.4 million, $1.0 million and $4.0 million, respectively.

Under the terms of the purchase contract defined above, the Company purchased 4,698 MMCF of gas and 24 Mbbls of oil at an average price of $3.78 per MCF and $24.94 per Bbl. During the year ended December 31, 2002, the Company purchased 5,059 MMCF of gas and 25 Mbbls of oil at an average price of $2.65 per MCF and $20.61 per Bbl. During the year ended December 31, 2001, the Company purchased 5,638 MMCF of gas and 29 Mbbls of oil at an average price of $3.20 per MCF and $19.92 per Bbl.

In December 2003, the Company purchased a contract expiring in December 2004 to limit its exposure in 2004 to losses under the Minimum Price obligation of the Purchase Contract. Under this contract, beginning in April 2004 the monthly quantity hedged is 100,000 MMbtus per month with a floor price of $4.95. Previously, the Company purchased contracts expiring December 2002 to further limit its exposure to losses under the Minimum Price obligation Purchase Contract. Under these contracts, monthly quantities hedged range from 16,989 MMbtus per day to 17,750 MMbtus per day with a floor price of $1.81 per MMbtu for 2002 and 2001. The activities for these contracts were conducted as part of the Company’s trading operations.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Debt

Total debt at December 31, 2003 and 2002 consist of the following (amounts in thousands):

	2003	2002
Senior subordinated note payable – affiliates	$23,086	$24,000
Promissory note – third party	19,392	17,579
Note payable – SMGC	—	1,000
Note payable – Grayson	1,948	2,646
Notes Payable – options	1,941	2,327
Line of credit	—	18,739
Line of credit – TEFF	—	13,568
Other	929	681

	$47,296	$80,540

Senior Subordinated Note Payable – Affiliate

On September 30, 1996, the Company recorded TAC’s $25.5 million Senior Subordinated Note (the “Note”) payable to Torchmark as part of the purchase price for the Management Buyout. The principal of the Note is due and payable on September 30, 2004, and it accrues interest at 9% per annum. During 2003, 2002 and 2001, the Note was reduced by $838,000, $500,000 and $1 million, respectively, in connection with the settlement of litigation involving the Predecessor, Torchmark, and a third party. As of December 31, 2003, the outstanding balance is $23.1 million. As of December 31, 2003, there is insufficient working capital to satisfy this obligation, and there is uncertainty that the Company will be able to satisfy this obligation when the amount is due. The Company is currently in the discovery stage of litigation with Torchmark relating to amounts due to the Company from Torchmark that may ultimately impact the final amount to be paid in the settlement of the Senior Subordinated Note. The resolution of the current dispute with Torchmark is uncertain at this time (see Note 2).

Senior Subordinated Note Payable – Oracle

On February 18, 2000, Novistar executed a $10.0 million Senior Subordinated Note payable to Oracle. The note accrued interest at 9% from February 18, 2000 to February 17, 2001; 10% from February 18, 2001 to February 17, 2002; 12% from February 18, 2002 to February 17, 2003; 15% from February 18, 2003 to February 17, 2004; and 17% from February 18, 2004 to February 17, 2005. Interest was payable quarterly in arrears beginning on May 17, 2000. The note was due upon the earlier of: (a) February 18, 2005, or (b) upon a Major Event. A Major Event constitutes: (a) an initial public offering of Novistar, (b) a sale of all or substantially all of the assets of Novistar, or (c) any transaction or series of related transactions, including, without limitation, any

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Debt (continued)

reorganization, merger, or consolidation that results in the transfer of 50% or more of the outstanding voting power of Novistar. On December 31, 2002, Novistar paid $3.2 million to Oracle to buy-out the $10 million Senior Subordinated Note payable and interest payable of $1.1 million resulting in an extraordinary gain of $7.9 million for the year ended December 31, 2002 (see Note 11). Interest expense of $1.2 million and $988,000 related to this Note Payable is reflected in the accompanying Statement of Operations for the years ended 2002 and 2001, respectively.

Promissory Note – Third Party

On May 17, 2001, Milam entered into an $18 million Promissory Note with a third party, which increased to $22 million on November 18, 2003. Interest accrues on the indebtedness at the sum of seven percent (7.0%) plus the three month London Inter Bank Offer Rate (“LIBOR”) plus a three percent (3.0%) default rate (11.2% at December 31, 2003). Monthly principal and interest payments are due based on cash flows from certain oil and gas properties. The promissory note has a June 8, 2004 maturity date and contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions. Recourse for the note is limited to Milam, as borrower, and the note is secured by all of Milam’s oil and gas properties. As of December 31, 2003 and 2002, the entire balance under the note is shown as current in the Company’s consolidated financial statements due to financial covenant violations. At December 31, 2003 and 2002, the outstanding balance under the promissory note was $19.4 million and $17.6 million and the weighted-average interest rate was 12.0% and 10.2%, respectively.

Note Payable – SMGC

In connection with the sale of SMGC, the Company agreed to pay the general partner $2 million on May 1, 2002 and $1 million on December 31, 2003. The Company paid $1 million in May 2002, $1 million in December 2002, and entered into a note for the remaining $1 million that was due in May 2002 and extended to May 1, 2003. Principal plus interest was paid at the prime rate plus 7% per annum. In March 2003, the SMGC note plus interest was paid in full.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Debt (continued)

Note Payable – Grayson

In connection with the purchase of certain assets including rigs and real property in January 2002 (see Note 11), the Company entered into a note for $3,175,000 payable to the seller (“Grayson Note”). Principal payments on the note plus interest on the unpaid principal balance are due monthly and the note matures in February 2007. Interest accrues at the prime rate adjusted at the beginning of each quarter for increases or decreases during the previous quarter (4.0% at December 31, 2003). At December 31, 2003 and 2002, the outstanding principal balance on the Grayson Note is $1.9 million and $2.6 million, respectively.

Notes Payable – Options

In connection with the termination of certain former employees, the Company entered into notes for options previously granted (“Option Notes”). The terms of the notes vary from between 5 and 10 years commencing on the date of termination and interest accrues at the prime rate. At December 31, 2003 and 2002, the outstanding principal balance on the Option Notes is $1.9 million and $2.3 million, respectively.

Line of Credit

On November 9, 2000, Novistar entered into a credit facility (the “Novistar Facility”) with a bank. The Novistar Facility provided a short-term loan of $17.0 million and a revolving line of credit of up to $3.0 million. The Novistar Facility had an interest rate of LIBOR plus 1.5% if less than $10.0 million was outstanding and an interest rate of LIBOR plus 1.875% if the outstanding balance exceeded $10.0 million. The short-term loan under the Novistar Facility matured on November 7, 2001, and the revolving line of credit matured on March 31, 2002. The Novistar Facility was secured by a pledge of substantially all of the assets of Novistar. In July 2001, Novistar used its $30 million revolving promissory note with TEAI to pay off the $17 million loan. Additionally, TEAI had guaranteed the outstanding balance of the revolving line of credit. At December 31, 2002, Novistar merged with Paradigm Technologies (see Note 11), the revolving line of credit is not on the Company’s books as Novistar’s balance sheet is no longer consolidated. Until April 14, 2003, the Company maintained a compensating balance of $3 million as collateral for the Novistar revolving line of credit.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Debt (continued)

On August 31, 1999, the Company entered into a $50 million credit facility (the “Credit Facility”) with a bank. Interest accrued on indebtedness, at the Company’s option, at the bank’s prime rate plus .25% or the LIBOR rate. The Credit Facility had a March 1, 2003 maturity date and contained, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. Certain oil and gas properties secured the Credit Facility. At December 31, 2002, there was $18.7 million outstanding under the Credit Facility. In January 2003, the outstanding balance under the Credit Facility was paid in full (see Note 11).

On July 16, 1997, TEFF entered into a $90 million Credit Facility (the “TEFF Facility”) with a bank. Until March 9, 2000, ordinary interest was accrued on indebtedness, at TEFF’s option, at the bank’s prime rate plus 0.5% or LIBOR plus 2.0% if the loans outstanding are less than or equal to the portfolio base; and at the bank’s prime rate plus 5.5% or LIBOR plus 7.0% of the portion of loans outstanding in excess of the portfolio base. Principal and interest on the loan were repaid from cash flow from TEFF’s underlying investments. The TEFF Facility contained, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. All security in the investments currently owned by TEFF or hereafter acquired and proceeds thereof secured the TEFF Facility, which originally matured on December 31, 2003. Effective March 9, 2000, TEFF amended the TEFF Facility with a bank. The amendment changed the maturity date to June 30, 2000. As a result, no additional debt could be drawn on the TEFF Facility. As the underlying investments were sold, the proceeds were used to reduce the outstanding principal balance of the loan. In addition, the amendment changed the interest rate to the bank’s prime rate (4.0% December 31, 2003) plus 1% or LIBOR (1.5% at December 31, 2003) plus 4% regardless of the portfolio base ($0 at December 31, 2003) and changed the allocation of gross sales proceeds between debt repayment and funds available for distribution in the event of a sale of TEFF’s investments. On December 31, 2003, TEFC and the Company sold TEFF to a third party (see Note 11). At December 31, 2003 and 2002, the outstanding balances under the TEFF Facility were $0 and $13.6 million, respectively, at a weighted-average interest rate of 5.1% and 5.7%, respectively. The maturity of the debt, based on the March 9, 2000 amendment, was June 30, 2000. As a result, TEFF was in default and the entire amount of the TEFF Facility was presented as current in the consolidated financial statements of the Company at December 31, 2002.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Debt (continued)

On April 21, 2000, TETM entered into a credit agreement with a bank to consider providing certain loans to, and issue certain letters of credit for, the account of TETM on an uncommitted basis in an aggregate principal amount not to exceed $35 million. Loans and letters of credit were issued under either the borrowing base sub-line; the uncommitted line of credit for the purpose of (a) funding payments to suppliers of product, (b) providing for letters of credit to secure suppliers of product, and (c) funding payments due to the Bank under the overdraft line or any swap contract; or the transactional sub-line, the uncommitted and discretionary transactional line of credit solely for the purpose of providing letters of credit to finance TETM’s purchase of product for resale. Interest accrued on letters of credit at a floating rate per annum equal to the base rate (the higher of 0.50% per annum above the latest Federal Funds Rate or the prime rate) plus 0.50% for two business days and, thereafter, at a floating rate per annum equal to the base rate plus 3% per annum. Collateral for the credit agreement consisted of all assets of TETM. The credit agreement on letters of credit issued under the borrowing base sub-line matured in November 2001 and for letters of credit issued under the transactional sub-line matured in February 2002.

Scheduled maturities for the next five years and thereafter as of December 31, 2003 are as follows (in thousands):

2004	$44,119
2005	1,206
2006	908
2007	314
2008	271
2009 and thereafter	478

$47,296

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

15. Commitments and Contingencies

Litigation

The Company is involved in certain litigation arising out of the normal course of business, none of which, in the opinion of the Company, will have any material adverse effect on the financial position or results of operations of the Company as a whole. Certain lawsuits to which the Company was a party were assumed by Torchmark as a result of the Management Buyout. Based on management’s best estimates, the Company has $1 million accrued for ongoing litigation.

Lease Obligations

Rental expense for operating leases was approximately $1.6 million, $3.0 million, and $3.2 million for the years December 31, 2003, 2002, and 2001, respectively. Future minimum payments under all noncancelable leases, including amounts allocable to affiliates, having initial terms of one year or more consisted of the following as of December 31, 2003 (amounts in thousands):

Year ending December 31,	Operating Leases
2004	$1,037
2005	607
2006	564
2007	561
2008	466
Thereafter	1,069

$4,304

Letters of Credit

The Company has open letters of credit of approximately $515,000 at December 31, 2003, which are fully collateralized by restricted cash balances.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

16. Price Risk Management and Financial Instruments

Trading Activities

The Company, through its subsidiaries, previously offered price risk management services to energy-related businesses through a variety of financial and other instruments including forward contracts involving physical delivery of an energy commodity; swap agreements, which required payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for the commodity; options contracts requiring payments to (or receipt of payments from) counterparties based on the difference between the options’ strike and market prices for the commodity; and other contractual arrangements. The Company attempted to balance its contractual portfolio in terms of notional amounts and the timing of performance and delivery obligations. However, net unbalanced positions could exist or were established based upon assessment of anticipated market movements.

Non-Trading Activities

The Company also enters into financial swap contracts for the purpose of hedging the impact of market fluctuations on production. At December 31, 2003, the Company was party to energy commodity swaps covering 60,000 MMbtus of natural gas and 13,000 barrels of crude oil extending to May of 2004 on the Milam properties.

While notional amounts are used to express the volume of swaps and over-the-counter options, the amounts potentially subject to credit risk in the event of nonperformance by the third parties are substantially smaller. The Company does not anticipate any material impact to its financial position or results of operations as a result of nonperformance by third parties on financial instruments related to non-trading activities.

The carrying amounts of the Company’s cash and cash equivalents, receivables, other current assets, and payables approximates the fair value at December 31, 2003 because of their short maturities.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

16. Price Risk Management and Financial Instruments (continued)

The carrying amounts and estimated fair values of the Company’s other financial instruments, excluding trading activities, at December 31, 2003 and 2002 were as follows:

	2003		2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets
Natural gas option	$409	$409	$—	$—

Liabilities
Line of credit – TEFF	$—	$—	$13,568	$3,495
Crude oil swaps	116	116	339	339
Natural gas swaps	111	111	175	175
Current debt	44,195	44,195	39,005	39,005
Long-term debt	3,177	3,177	27,968	27,968

The Company uses the following methods and assumptions in estimating fair values: (a) energy commodity swaps and over-the-counter options estimated fair values have been determined using available market data and valuation methodologies and (b) the carrying amounts of the “Senior subordinated note payable–affiliate” and “Note payable to bank” approximate fair value. Judgment is necessarily required in interpreting market data, and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.

17. Subsequent Events

In January 2004, the Company formed Big Energy, LLC for the purpose of owning and investing in property, exploring for oil, gas and related hydrocarbons and minerals, and to own, manage, sell, exploit, market and operate oil, gas, hydrocarbon and mineral containing or producing properties. Torch E&P Company, a wholly owned subsidiary of the Company, owns 71.25% of Big Energy, LLC. In January 2004, Big Energy, LLC purchased an interest in certain oil and gas properties located in Louisiana from a third party for a total of $2 million.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

18. SFAS 131: Disclosures about Segments of an Enterprise and Related Information

Prior to January 1, 2003, the Company had four reportable segments: service activities, the capital group, the trading and marketing group, and oil and gas properties. The service activities segment provided technical and administrative services to energy companies, primarily through outsourcing arrangements. The capital group segment provided growth capital to independent oil and gas companies through TEFF, a fund formed to provide small to mid-size companies with capital for acquisition and exploitation opportunities. The trading and marketing group segment engaged in various hydrocarbon marketing and trading activities. The oil and gas properties segment consisted of revenue from interests the Company held in certain oil and gas properties. The reduction of the business activities of the Company has reduced the number of reportable segments as defined by SFAS 131. The Company has three reportable segments beginning in 2003: service activities, the capital group and oil and gas properties.

The Company’s reportable segments are strategic business units that offer different services. Each business segment is managed separately based on the nature of the services provided to clients and based on the different technology and marketing strategies required by each of the segments. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 3).

The Company evaluates performance based on profit or loss from operations. Intersegment fees are accounted for as if the fees were to third parties.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

18. SFAS 131: Disclosures about Segments of an Enterprise and Related Information (continued)

The following tables represent reported segment profit or loss and segment assets for the years ended December 31, 2003, 2002, and 2001 (amounts in thousands).

	Service Activities	Oil & Gas Properties	Capital Group	Totals
Year ended December 31, 2003
Revenues from external clients	$21,073	$8,508	$24	$29,605
Intersegment revenues	45	—	—	45
Gain on sale	—	40,500	17,487	57,987
Interest revenue	—	167	—	167
Interest expense	113	2,313	694	3,120
Depletion, depreciation, and amortization	1,127	1,061	—	2,188
Equity in losses of investee	(3,132)	—	—	(3,132)
Segment profit (loss)	(6,531)	39,898	16,085	49,452
Other significant non-cash items:
Segment assets	16,971	26,020	—	42,991
Equity in investee	12,063	—	—	12,063
Expenditures for segment assets	213	1,125	—	1,338

	Service Activities	Oil & Gas Properties	Capital Group	Totals
Year ended December 31, 2002
Revenues from external clients	$62,814	$14,280	$503	$77,597
Intersegment revenues	5,650	—	—	5,650
Gain (loss) on sale	3,524	(11)	—	3,513
Interest revenue	—	115	—	115
Interest expense	1,495	2,705	895	5,095
Depletion, depreciation, and amortization	2,050	6,777	—	8,827
Equity in earnings of investees	249	—	—	249
Segment (loss) profit	16,825	(10,372)	(2,079)	4,374
Other significant non-cash items:
Segment assets	18,238	23,355	3,495	45,088
Equity in investees	16,769	—	—	16,769
Expenditures for segment assets	124	1,677	—	1,801

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

18. SFAS 131: Disclosures about Segments of an Enterprise and Related Information (continued)

	Service Activities	Oil & Gas Properties	Capital Group	Totals
Year ended December 31, 2001
Revenues from external clients	$96,150	$18,720	$1,560	$116,430
Intersegment revenues	8,370	—	—	8,370
Gain on sale	—	3,894	—	3,894
Interest revenue	—	191	1	192
Interest expense	988	2,514	1,464	4,966
Depletion, depreciation, and amortization	11,792	1,613	—	13,405
Equity in earnings of investees	636	—	—	636
Segment (loss) profit	(8,179)	1,950	(12,140)	(18,369)

Other significant non-cash items:
Segment assets	26,489	28,935	9,960	65,384
Equity in investees	993	—	—	993
Expenditures for segment assets	2,093	2,030	—	4,123

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

18. SFAS 131: Disclosures about Segments of an Enterprise and Related Information (continued)

The following is a reconciliation of reportable segment revenues, expenditures, profit or loss, assets, and equity in investees to the Company’s consolidated totals for the years ended December 31, 2003, 2002, and 2001 (amounts in thousands):

	Year ended December 31
	2003	2002	2001
Revenues:
Total revenues for reportable segments	$87,804	$86,875	$128,886
Other revenues	5,299	6,562	4,213
Elimination of intersegment revenues	(68)	(5,650)	(8,370)

Total consolidated revenues	$93,035	$87,787	$124,729

Interest expense:
Total interest expense for reportable segments	$3,120	$5,095	$4,966
Other interest expense	2,243	2,458	2,600

Total interest expense	$5,363	$7,553	$7,566

Depletion, depreciation, and amortization:
Total depletion, depreciation, and amortization for reportable segments	$2,188	$8,827	$13,405
Other depletion, depreciation, and amortization	—	1,364	1,224

Total depletion, depreciation, and amortization	$2,188	$10,191	$14,629

Equity in earnings (loss) of investees:
Total equity in earnings of investees for reportable segments	$(3,132)	$249	$336
Other equity in earnings (loss) of investees	—	—	—

Total equity in earnings (loss) of investees	$(3,132)	$249	$336

Profit or loss:
Total profit or loss for reportable segments	$49,452	$4,374	$(18,369)
Other income (loss)	(2,732)	(3,381)	(8,249)

Net income (loss)	$46,720	$993	$(26,618)

Assets:
Total assets for reportable segments	$42,991	$45,088	$65,384
Other assets	22,618	26,145	45,722

Total consolidated assets	$65,609	$71,233	$111,106

Equity in investees:
Total equity in investees for reportable segments	$12,063	$16,769	$993
Other equity in investees	—	—	—

Consolidated equity in investees	$12,063	$16,769	$993

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

18. SFAS 131: Disclosures about Segments of an Enterprise and Related Information (continued)

Major Customer

Four customers accounted for 56.1% of the gross marketing revenues during the year ended December 31, 2002. Two customers accounted for 24.1% of the gross marketing revenues during the year ended December 31, 2001. Revenues from one customer, Nuevo Energy Company (“Nuevo”), totaled $4.6 million in service fees for the year ended December 31, 2003. Revenues from two customers, Mission and Nuevo, totaled $35 million, and $56 million in service and overhead fees for the years ended December 31, 2002 and 2001, respectively.

19. Supplementary Oil and Gas Data (Unaudited)

Oil and Gas Producing Activities

Included herein is information with respect to oil and gas acquisition, exploration, development, and production activities, which is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. These reserve quantities represent interests owned by the Company located solely within the United States. Reserve quantities and future production are primarily based upon reserve reports prepared by the independent petroleum engineering firms of Ryder Scott Company and T.J. Smith & Company, Inc., and by in-house reserve engineers. These estimates are inherently imprecise and subject to revisions from time to time.

Estimates of future net cash flows from proved reserves of gas, oil, condensate, and natural gas liquids (“NGLs”) were made in accordance with Financial Accounting Standards Board Statement No. 69, Disclosures about Oil and Gas Producing Activities. The estimates are based on prices in effect at year-end. Estimated future cash inflows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions. Effective in 1997, the oil and gas activities of the Company fall under its S corporation status for income tax purposes and have a zero effective income tax rate (see Note 3). The results of these disclosures should not be construed to represent the fair market value of the Company’s oil and gas properties. A market value determination would include many additional

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

19. Supplementary Oil and Gas Data (Unaudited) (continued)

factors including: (a) anticipated future increases or decreases in oil and gas prices and production and development costs; (b) an allowance for return on investment; (c) the value of additional reserves, not considered proved at the present, which may be recovered as a result of further exploration and development activities; and (d) other business risks.

Costs Incurred

The following table sets forth the capitalized costs incurred in oil and gas activities for the years ended December 31 (amounts in thousands):

	2003	2002	2001
Property acquisition	$217	$—	$24,120
Development	985	1,677	1,947

Cost incurred during the year	1,202	1,677	26,067

Plus: asset retirement obligation costs (1)	212	—	—

Capitalized costs incurred during the year	$1,414	$1,677	$26,067

(1)	Effective January 1, 2003, the Company adopted SFAS No. 143 “Asset Retirement Obligations.” The asset retirement obligation costs reflect abandonment obligations assumed during the year and related revisions. Prior periods presentation was not changed to reflect SFAS No. 143 because the amounts were adjusted through a one-time cumulative adjustment as described in Note 3, New Accounting Pronoucements.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

19. Supplementary Oil and Gas Data (Unaudited) (continued)

Capitalized Costs Relating to Oil and Gas Activities

The following table sets forth the capitalized costs relating to oil and gas activities and the associated accumulated depreciation, depletion, and amortization (amounts in thousands):

	December 31
	2003	2002	2001
Capitalized costs:
Proved properties	$30,495	$29,104	$29,606
Asset retirement obligation costs (1)	254	—	—
Accumulated depreciation, depletion, and amortization	(8,615)	(9,063)	(2,988)

Net capitalized costs	$22,134	$20,041	$26,618

(1)	Effective January 1, 2003, the Company adopted SFAS No. 143 “Asset Retirement Obligations.” Prior year amounts do not reflect similar asset retirement obligation costs, as they were adjusted through a one-time cumulative adjustment as described in Note 3, New Accounting Pronoucements.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

19. Supplementary Oil and Gas Data (Unaudited) (continued)

Results of Operations for Producing Activities

	Year ended December 31
	2003	2002	2001
	(amounts in thousands)
Revenues from oil and gas producing activities	$9,152	$13,707	$19,906
Gain (loss) price risk management activities	(1,161)	560	(2,835)
Production costs	(4,533)	(9,153)	(9,720)
Depreciation, depletion, and amortization	(951)	(6,666)	(1,475)
Asset retirement obligation accretion (1)	(276)	—	—

Results of operations from producing activities (excluding corporate overhead and interest costs)	$2,231	$(1,552)	$5,876

(1)	Effective January 1, 2003, the Company adopted SFAS No. 143 “Asset Retirement Obligations.” These amounts reflect current year activity only, as prior periods were adjusted through a one-time cumulative adjustment as described in Note 3, New Accounting Pronouncements.

No income tax provision is recorded 2003, 2002 or 2001 as the Company elected subchapter S corporation status effective January 1, 1997.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

19. Supplementary Oil and Gas Data (Unaudited) (continued)

Reserves

The Company’s estimated total proved and proved developed reserves of oil and gas for the years ended December 31, 2003, 2002, and 2001 are as follows:

	2003		2002		2001
	Oil (Mbbl)	Gas (Mmcf)	Oil (Mbbl)	Gas (Mmcf)	Oil (Mbbl)	Gas (Mmcf)
Proved reserves at beginning of year	1,477	77,125	2,324	38,447	25	66,983
Purchases of reserves in place	429	8,404	—	—	2,407	11,251
Sales of reserves in place	—	(65,836)	—	—	—	—
Revisions of previous estimates	(173)	650	(638)	41,935	43	(36,535)
Extensions and discoveries	—	—	—	—	—	—
Production	(160)	(737)	(209)	(3,257)	(151)	(3,252)

Proved reserves at end of year	1,573	19,606	1,477	77,125	2,324	38,447

Proved developed reserves:
Beginning of year	172	71,195	973	33,377	11	65,778

End of year	659	8,535	172	71,195	973	33,377

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

19. Supplementary Oil and Gas Data (Unaudited) (continued)

Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows and changes therein related to proved oil and gas reserves are shown below (amounts in thousands):

	Year ended December 31
	2003	2002	2001
Future cash inflows	$169,126	$406,085	$149,970
Future production costs	(61,760)	(207,740)	(90,571)
Future development costs	(21,895)	(15,280)	(11,137)

Future net inflows before income tax	85,471	183,065	48,262
Future income taxes	—	—	—

Future net cash flows	85,471	183,065	48,262
10% discount factor	(28,860)	(77,199)	(19,279)

Standardized measure of discounted future net cash flows	$56,611	$105,866	$28,983

No income tax provision is recorded 2003, 2002, or 2001 as the Company elected subchapter S corporation status effective January 1, 1997.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

19. Supplementary Oil and Gas Data (Unaudited) (continued)

The following are the principal sources of change in the standardized measure of discounted future net cash flows (amounts in thousands):

	Year ended December 31
	2003	2002	2001
Standardized measure:
Beginning of year	$105,866	$28,983	$163,609
Sales, net of production costs	(3,458)	(5,114)	(7,350)
Net change in prices and production costs	6,112	35,062	(173,940)
Extensions, discoveries, and improved recovery, net of future production and development costs	—	—	—
Changes in estimated future development costs	(247)	(4,074)	(211)
Development costs incurred during the period	985	1,677	4,530
Revisions of quantity estimates	(1,033)	52,789	9,600
Accretion of discount	10,587	2,898	16,361
Purchases of reserves in-place	8,889	—	43,481
Sales of reserves in-place	(62,729)	—	—
Changes in production rates and other	(8,361)	(6,355)	(27,097)

Standardized measure – end of year	$56,611	$105,866	$28,983

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

20. Investments in Significant Equity Investees

The Company’s 21.15% owned joint venture, P2ES, is accounted for under the equity method of accounting. The investment in P2ES was $11.8 million at December 31, 2003. Summarized financial information for P2ES, which was audited by other auditors and furnished to the Company, for the year ended September 30, 2003 is as follows (in thousands):

September 30, 2003
Current assets	$8,636
Other assets	16,858

$25,494

Current liabilities	$10,393
Stockholders’ equity	15,101

$25,494

Year Ended September 30, 2003
Net sales	$30,795
Gross profit	12,559
Net loss	(16,127)
Company’s equity loss	(3,132)

At December 31, 2003, the Company’s investment in P2ES exceeded its equity in its net assets of P2ES at September 30, 2003 by approximately $6.0 million due to goodwill and timing differences.